Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock. Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share.

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of our common stock are not entitled to cumulative voting in the election of directors. Directors of the Company are elected by a plurality of the shares of our common stock present in person or by proxy and entitled to vote thereon. Other than for the election of directors, matters to be voted on by stockholders must generally be approved by the affirmative vote of the majority of the shares of our common stock present in person or by proxy and entitled to vote thereon.

Dividends. Holders of our common stock are entitled to receive ratably, on a per share basis, the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Transfer Restrictions. The shares of common stock purchased by our directors and officers pursuant to subscription rights granted to them in connection with our conversion from mutual to stock form and related initial public offering completed in August 2019 (“IPO”) will be restricted for a period of one year from the effective date of the conversion pursuant to the plan of conversion and Section 59.1(7)(a)(iii) of the Illinois Insurance Code. The shares purchased by the standby purchaser in our IPO will be restricted securities and subject to trading limitations under applicable law and our agreement with the standby purchaser.

Liquidation. If there is a liquidation, dissolution or winding up of Vericity, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities, ratably on a per share basis.

Other Characteristics. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions apply to our common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide timely notice of their intent in writing. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. Our bylaws also require that such stockholder provide information concerning each item of business proposed by the stockholder and individuals nominated for election as a director, as applicable.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. These provisions could also have an anti-takeover effect and make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors.

Stockholder Action by Written Consent. Our charter and bylaws do not prohibit action by written consent of our stockholders, and therefore any action required or permitted to be taken by our stockholders may be taken by written consent. Our standby purchaser acquired a majority of our shares of common stock in the IPO, and as a result will be able to approve most corporate actions requiring stockholder approval by written consent without a duly-noticed and duly-held meeting of stockholders.

Corporate Governance and Board Structure. Our bylaws and/or our agreement with the standby purchaser contain provisions regarding our corporate governance and board structure, including that the board of directors shall consist of designees appointed by the standby purchaser (the “standby purchaser designees”) and designees appointed by Vericity (the “company designees”). The number of company designees shall not exceed six or at any time be less than two, and the number of standby purchaser designees at any given time shall be one more than the number of company designees, but in no event less than three, provided that the standby purchaser may designate the minimum additional number of designees as necessary to comply with SEC and Nasdaq Stock Market rules relating to the number of independent directors serving on the board of directors or any committee of the board.